          CONTACTS: Media Inquiries
               Krista McClure
               (248) 435-7115
     krista.mcclure@arvinmeritor.com

               Investor Inquiries
               Terry Huch

               (248) 435-9426

     terry.huch@arvinmeritor.com

ArvinMeritor Updates Third Quarter and Full Year Financial Outlook

TROY, Mich. (July 2, 2008) — ArvinMeritor, Inc. (NYSE: ARM) today provided additional details about its expectations for stronger financial results in the third fiscal quarter and full fiscal year.

Third Fiscal Quarter

Despite weaker than anticipated industry conditions in North America, the company expects sales for the third quarter of approximately $2 billion, up 20 percent from the third quarter of 2007. This growth in sales is due primarily to stronger industry conditions and market share in South America and Asia Pacific; a favorable light vehicle platform mix in Europe; and increased specialty sales, including military products in North America and off-highway products in China.

The company expects operating earnings and margins for the quarter to follow normal seasonal patterns when compared to prior quarters, with an additional benefit from increased sales. “Our strategy to refocus, restructure and regenerate the business continues to show results,” said Chip McClure, chairman, CEO and president of ArvinMeritor. “Our balanced geographical footprint and product mix is offsetting the weak market we’re experiencing in North America.”

In addition to higher sales and operating improvements, the company also will benefit from a lower tax rate in the third fiscal quarter. Previous tax rate guidance reflected an abnormally high rate for the first half of the fiscal year, followed by a low rate for the second half. Inherent in this guidance was an expected one-time benefit of $15 million to $19 million in continuing operations for the second half of the year due to the resolution of certain prior-year tax matters. The company now anticipates this benefit to be realized entirely in the third quarter.

Full Fiscal Year

For the full fiscal year, the company now anticipates earnings at the high end of its previous guidance range of $1.40 to $1.60 per diluted share from continuing operations, before special items due to increased sales.
         For the 2008 calendar year, the company anticipates light vehicle industry sales in North America to be in the range of 14.4 million to 14.6 million units, down from the previously forecasted estimate of 15.2 million. The company does not expect this change in forecast to affect its plan to spin off its Light Vehicle Systems (LVS) business, given that less than 20 percent of the company’s light vehicle sales are to the domestic three manufacturers in North America.

The company’s expectation for Class 8 production in North America for the 2008 calendar year is a range of 195,000 to 205,000 units, down from the previous range of 220,000 to 240,000. The company expects higher production in 2009, although the anticipated pre-buy related to the 2010 emissions change is likely to be significantly smaller than originally believed. In Western Europe, the company’s expectation for medium- and heavy-duty truck production is 550,000 to 560,000 units for 2008, down from the previous range of 580,000 to 590,000 units.

“In spite of the volume decline in Europe and continued depressed sales and production forecasts in North America, our team has worked diligently to make operational improvements across the business,” said McClure.

About ArvinMeritor

Today, ArvinMeritor, Inc. is a premier global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves commercial truck, trailer and specialty original equipment manufacturers and certain aftermarkets, and light vehicle manufacturers. Headquartered in Troy, Mich., ArvinMeritor employs approximately 19,000 people in 24 countries. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, and high resolution photography, visit the company's Web site at: http://www.arvinmeritor.com/.

Forward-Looking Statements

This press release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions.  There are risks and uncertainties relating to the planned spin-off of ArvinMeritor’s LVS business, including the timing and certainty of completion of the transition. In addition, actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to global economic and market cycles and conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); availability and sharply rising cost of raw materials, including steel and oil; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of the company’s suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations and the ability to achieve the expected benefits of restructuring actions; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to continue to comply with covenants in its financing agreements; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; the outcome of actual and potential product liability and warranty and recall claims; rising costs of pension and other post-retirement benefits and possible changes in pension and other accounting rules; as well as other risks and uncertainties, including but not limited to those detailed from time to time in filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.